Exhibit 10.14
WATER LEASE AGREEMENT
(INCLUDING A CONTRACT TO PURCHASE)
     This Water Lease Agreement (“Agreement”) is between Denver Wells, LLC, a Colorado limited liability company (“Lessor”), and Eldorado Artesian Springs, Inc. a Colorado corporation (“Lessee”). Lessor and Lessee may sometimes be referred to individually as a “Party” or collectively as the “Parties.” Lessor agrees to lease to the Lessee and Lessee agrees to lease from Lessor certain water under the terms and conditions as described below.
1. Term.
     Unless earlier terminated as provided herein, this Agreement shall be for an initial term of two (2) years commencing as of the Effective Date as defined herein (“Term”). The Agreement may be extended upon mutual written agreement of the Parties executed at least three (3) months prior to the then expiring term.
2. Water to be Leased.
     Lessee leases and shall take delivery at Lessor’s Webber Well No. 1 as described on Exhibit A attached hereto and incorporated herein, of 100 acre feet annually of nontributary ground water (“Annual Delivery”), which water is leased to Lessee (the “Leased Water”). Lessor may, provided no additional cost is incurred by Lessee, substitute the place of delivery to Webber Well No. 3 or other nearby well site. The Leased Water will be derived from and by means of the exercise of rights to withdraw and use nontributary ground water owned or controlled by Lessor and are a portion of the water rights decreed in Case No. W-8780-77 (the “Water Rights”). Lessor agrees to lease water derived from the exercise of a certain limited portion of the referenced Water Rights to Lessee. Subject to Lessee’s right of termination set forth in this Agreement, and the future judicial approvals set forth herein, Lessee agrees that the Leased Water is suitable, both legally and physically, for Lessee’s intended use.
     The Leased Water shall be produced under and by means of the referenced Water Rights from certain deep wells constructed or to be constructed by Lessor. Lessor shall, prior to the scheduled delivery of the Leased Water, complete such well and/or additional wells and infrastructure needed to perform its obligations hereunder. Lessee shall pay for any costs for materials and installation of equipment necessary to transfer water from the well to Lessee’s trucks. Such improvements include, but are not limited to, spigots and a road base for truck parking and a separate water meter. Lessor shall begin delivery of Lessee’s full water demand on October 21, 2006 (“Delivery Date”).
     Lessee agrees to provide Lessor a monthly and annual accounting of all water extracted form Lessor’s well, it being expressly acknowledged that Lessee shall not withdraw more than 100 acre fee of water per year. Lessee shall pay rent based on 100 acre feet regardless of whether Lessee’s actual withdrawal of water is 100 acre feet per year or less. Lessor agrees to lease to Lessee between 101 and 300 acre feet of water if needed by Lessee. Payment shall be $600 per additional acre foot per year in Year 1 and $650 per acre foot in Year 2, paid each month in arrears of use above 100 acre feet of water each lease year.

     Lessee acknowledges that its access to the well may be limited to 6:00 p.m. through 6:00 a.m. and further limited during the National Western Stock Show. Lessee will abide by all of Lessor’s rules and regulations regarding access to and use of the well. Further, Lessee agrees to abide by the terms of all access and other easements which apply to the well site.
3. Augmentation.
     The parties understand and agree that Lessee shall use the Leased Water for augmentation purposes. Upon execution of this Lease, Lessor shall instruct its water counsel to commence appropriate legal proceedings to obtain a change of use water decree specifically allowing for the Leased Water to be used for augmentation purposes. Also, upon execution of this Lease, Lessee shall instruct its water counsel to amend the application pending in Case No. 02CW292 to add the Leased Water as augmentation source and to seek approval of such augmentation plan and a corresponding substitute water supply plan to allow use of the Leased Water by Lessee pending judicial approval of the said augmentation plan. In the event the use of the water for augmentation purposes is denied by a final an appealable order of a court of competent jurisdiction, Lessee may terminate this Lease and receive a prorata refund of any lease payment paid as of the date of such termination.
4. Contract to Purchase.
     Lessor hereby agrees to sell to Lessee and Lessee agrees to buy 300 acre feet per year (and only 300 acre feet per year) of At Closing, Lessor shall convey by Special Warranty Deed, 300 acre feet of water decreed in Case No. W-8780-77, to be drawn out of Webber Well No. 1, Webber Well No. 3, at Lessor’s option, from an existing and operating well or wells under the terms and conditions set forth as follows:
     a. Term. The Term of this Contract to Purchaser shall be the term of the Lease. Lessee shall provide notice to Lessor thirty (30) days’ prior written notice of its intent to Close and then set a closing date no later than October 29, 2008.
     b. Earnest Money. Contemporaneously with the execution of this Lease, Lessee shall pay Lessor the sum total of $90,000 representing a nonrefundable earnest money deposit. The deposit shall be nonrefundable except in the event Lessor is unable to obtain a change in the use of the water adjudicated in Case No. W-8780-77 to include augmentation. In the event Lessee Closes hereunder, the earnest money shall be applied to the Purchase Price.
     c. Purchase Price. The Purchase Price shall be $10,000 per acre foot if Closing is on or before December 31, 2006. The Purchase Price shall increase by .5% per month thereafter.
     d. Closing. At Closing, Lessor shall convey 300 acre feet of water decreed in Case No. W-8780-77 to Lessee by Special Warranty Deed.
     e. Contract Personal to Lessee. Lessee may not assign the right to purchase, granted herein, without the prior written consent of Lessor.

     f. Joint Operating Agreement. The parties shall enter into a joint operating agreement providing that Denver Wells, LLC shall be the operator of the well until such time as it no long owns any of the Water Rights.
     g. Easement/License. At Closing, Lessor shall grant Lessee certain easements and/or licensees to use its wells and associated easements to give Lessor reasonable access and use of the water being conveyed.
     h. Change of Use. Lessor shall use commercially reasonable efforts to obtain a change of use to include augmentation of the 300 acre feet of water which is the subject of this Contract. Lessee shall cooperate with Lessor’s efforts in this regard.
     i. Remedy. Lessor’s exclusive remedy for Lessee’s failure to Close on the Contract to Purchase shall be to retain the earnest money.
5. Payment Terms.
     All Leased Water shall be paid for in advance of delivery as follows:
Year 1 — $60,000, payable on October 1, 2006.
Year 2 — $65,000, payable on October 1, 2007.
     The annual lease invoice shall include any amounts due Lessor for additional water delivered at Lessee’s request during the preceding year, as provided for in Section 2.
     Lessee shall not be permitted to cease payments under this Agreement for any reason. Lessor shall not be obligated to discharge any Leased Water into the spigot until Lessor receives the annual lease payment for that year. All payments should be remitted in immediately available funds to Lessor at the notice address provided in Section 15 below.
6. Utilities.
     Lessee shall pay its prorata share for all utility services, including but not limited to electricity associated with delivery of the Leased Water to the well spigot. Payment shall be done within ten (10) days of receipt of an invoice from Lessor. Failure to pay for utilities in a timely fashion shall constitute a material default under this Lease.
7. Due Diligence Period and Effective Date.
     Lessee shall have a period of thirty (30) calendar days (“Due Diligence Period”) from the date of mutual execution of this Agreement in which to conduct such investigations and inquiries as deemed necessary to ascertain that the Leased Water is legally and physically suitable for Lessee’s intended use. Lessor shall undertake commercially-reasonable efforts to cooperate and assist with Lessee’s due diligence investigations.

     Lessee in its sole discretion may terminate this Agreement without penalty at any time during the Due Diligence Period. Such termination must be in writing and provided to Lessor at the notice address set forth in Section 15 before 5:00 p.m. Mountain Time on the last day of the Due Diligence Period. This Agreement shall become effective (“Effective Date”) on the first calendar day following the end of the Due Diligence Period unless earlier terminated as specified in Section 18.
8. Lessor’s Obligation.
     Lessor’s shall supply the Leased Water to Lessee’s designated spigot and provide and allow Lessee access to the said spigot to fill its tanker trucks as needed to provide replacement water pursuant to a substitute water supply plan or augmentation plan. Lessor acknowledges that the timing and volume of Lessee’s water needs may vary from day-to-day. Lessor will make commercially-reasonable efforts to accommodate Lessee’s day-to-day water delivery requirements, provided that Lessee informs Lessor of a desired change in delivery flow rates not less than forty-eight (48) hours in advance of the desired change. Lessee acknowledges that Lessor has limited flexibility to manage water delivery timetables and, in the event Lessee fails to provide the required advance notice, Lessee shall bear the full and sole responsibility for any loss or damage occasioned by Lessor’s inability to make the requested changes. Lessor shall also be responsible to keep existing easements in place and to protect and defend such easements against claims of any third parties.
9. No Adverse Legal Position.
     Lessee agrees that, during the term of this Lease, it will not take a legal position adverse to Lessor in connection with the operation or administration of Lessor’s Water Rights or the water rights of Lessor’s affiliated entities, including the Water Rights associated herewith, except as may be necessary to enforce the terms of this Agreement. Lessor agrees that, during the term of this Lease, it will not take a legal position adverse to Lessee in connection with the Lessee’s application for approval of an augmentation plan or substitute water supply plan using the Leased Water.
10. No Assignment.
     Lessee shall not assign or sublet this Agreement or any interest therein without the prior written consent of the Lessor, which may not be unreasonably withheld, and, absent such consent, any attempted assignment or sublease shall be null and void.
11. Lessee’s Exclusive Remedy.
     In the event of any default or claimed default by Lessor, Lessee’s sole and exclusive remedy shall be to terminate this Lease. Lessor shall not be liable or responsible for any consequential, incidental, punitive or special damages related to the Leased Water or any other matter relating to this Agreement.

12. Condemnation.
     In the event the Leased Water or any portion thereof is taken by condemnation or other eminent domain proceedings, all awards shall be the property of Lessor, and Lessee shall have no interest therein. Notwithstanding the foregoing, in the event of a governmental taking of the Leased Water during the term of Agreement, Lessee’s obligation to pay sums due hereunder shall terminate on the date of such taking and any earnest money and any portion of the lease payments made under Section 5 for water for which delivery has not been taken shall be refunded to by Lessor to Lessee.
13. Compliance with Laws.
     With respect to this Agreement and the Leased Water, Lessee shall (i) comply with any and all applicable federal, state, local or agency laws, regulations, rules, ordinances or other directives, and (ii) obtain all releases, licenses, permits or other authorizations required by any governmental body or authority.
14. No Warranties.
     LESSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE QUALITY OF THE LEASED WATER, AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.
15. Notices.
     Notices and inquires shall be made as follows:

Lessor:	Denver Wells, LLC
Attn: Mark D. Campbell
333 West Hampden Avenue, Suite 810
Englewood, CO 80110

Lessee:	Eldorado Artesian Springs, Inc.
Attn: Douglas A. Larson
1783 Dogwood Street
Louisville, CO 80027
16. Force Majeure.
     Each Party shall be excused from performance under this Agreement while and to the extent that it is unable to perform, for any cause beyond its reasonable control, except that Lessee’s payment obligations hereunder shall not be delayed or excused by reason of force majeure. Such causes shall include, but not be restricted to, fire, drought, storm, flood, earthquake, explosion, war, labor disputes, total or partial failure of transportation or delivery facilities, shortage of labor, raw materials or supplies, interruption of utilities or power, and any act of government or military authority. In the event either Party is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement then the Party affected by force majeure shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the other Party.
17. Default.
     The occurrence of any one or more of the following events shall constitute a default under this Agreement:
     a. Failure by either party to observe or perform any of its obligations, covenants, conditions, representations or warranties pursuant to this Agreement, where such failure is not remedied within ten (10) days after receipt of a written notice thereof from the other Party; or
     b. Except as otherwise provided herein, failure by Lessee to make any payment due as required by this Agreement and such breach continues for a period of three (3) days after written notice thereof from Lessor.
18. Termination.
     Except as otherwise provided herein, this Agreement may be terminated by either Party, with cause (including a breach of this Agreement by the other Party beyond any notice and cure period), immediately upon written notice to such Party.
19. Governing Law and Venue.
     The laws of the State of Colorado shall govern this Agreement. Any litigation shall be brought in District Court, City and County of Denver, State of Colorado, and each Party submits to the exclusive jurisdiction of said courts and waives the right to contest jurisdiction and/or change venue.
20. No Waiver.
     Either Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.
21. Amendments.
     This Agreement may not be amended except in writing properly executed by all the Parties hereto. Except as specifically amended, this Agreement shall remain in full force and effect.

22. Entire Agreement.
     These terms and conditions constitute the entire Agreement between the Parties. All prior agreements, discussions and negotiations are deemed merged in this Agreement.
23. No Partnership.
     It is expressly understood and agreed that Lessor and Lessee are not partners, and neither party is liable for the debts, liabilities and obligations of the other.
24. Estoppel Certificate.
     Lessee further agrees at any time and from time to time, upon not less than ten (10) days’ prior written request by Lessor, to execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there have been no defaults thereunder by Lessor or Lessee (or if there have been defaults, setting forth the nature thereof), the date to which the rent and other charges have been paid, in advance, if any, and any other matters relating to this Lease as Lessor may specify, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of all or any portion of Lessor’s interest herein, or a holder of any mortgage or deed of trust encumbering the Leased Water. Lessee’s failure to deliver such statement within such time shall be an event of default under this Lease and shall be conclusive upon Lessee that (i) this Lease is in full force and effect, without modification except as may be represented by Lessor; (ii) there are no uncured defaults in Lessor’s performance; (iii) no rent has been paid in advance; and (iv) that such other matters addressed therein are as represented by Lessor. Further, upon request Lessee will supply Lessor a corporate resolution certifying that the party signing said statement on behalf of Lessee is properly authorized to do so.
[Signature page follows.]

Signature page to that certain WATER LEASE AGREEMENT
(INCLUDING AN CONTRACT TO PURCHASE) between
Denver Wells, LLC, a Colorado limited liability company
(“Lessor”), and Eldorado Artesian Springs, Inc. a Colorado
corporation (“Lessee”).
     IN WITNESS WHEREOF, the Parties have executed this Agreement this 31st day of August 2006.

Lessor:		Lessee:

DENVER WELLS, LLC,		ELDORADO ARTESIAN SPRINGS,
a Colorado limited liability company		INC., a Colorado corporation

By:	/s/ Mark D. Campbell, Manager	By:	/s/ Douglas A. Larson
	Mark D. Campbell, Manager		Douglas A. Larson